Exhibit 77(e)(2)

November 1, 2010

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

ING Investments, LLC (“IIL”) and ING Mutual Funds (“IMF”), on behalf of ING International Value Choice Fund (the “Fund”), are parties to an Amended and Restated Investment Advisory Agreement dated September 23, 2002, as amended (the “Agreement”) under which IMF has agreed to pay IIL an annual advisory fee for investment management services with respect to the Fund.

By execution of this letter, IIL hereby voluntarily waives 10 basis points of the annual advisory fee that it is entitled to receive under the Agreement for the period from November 1, 2010 through March 1, 2012.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Vice President

ING Investments, LLC

Agreed and Accepted:

ING Mutual Funds

(on behalf of the Fund)

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds